Exhibit (a)(1)


                           NASB FINANCIAL, INC.
                   OFFER TO PURCHASE FOR CASH UP TO
       400,000 SHARES OF ITS COMMON STOCK, PAR VALUE $0.15 PER SHARE,
                AT A PURCHASE PRICE of $15.00 PER SHARE
----------------------------------------------------------------------
          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
                 EXPIRE AT 5:00 P.M., CENTRAL TIME, ON
         WEDNESDAY, SEPTEMBER 12, 2001, UNLESS THE OFFER IS EXTENDED.

----------------------------------------------------------------------
     NASB Financial, Inc., a Missouri corporation ("NASB" or the "Company") hereby invites its stockholders to tender up to 400,000 shares of its common stock, par value $0.15 per share (such shares, together with all other outstanding common stock of the Company, are herein referred to as the "Shares"), at a price of $15.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

     The Company will pay the Purchase Price for all Shares validly tendered and not withdrawn prior to the Expiration Date (as later defined), upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment, and the proration provisions. Certificates representing Shares not purchased because of proration will be returned at the Company's expense. NASB reserves the right, in its sole discretion, to purchase more than 400,000 Shares pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 6 AND 14.

     The Shares are currently traded on the NASDAQ Over-the-Counter market under the symbol, "NASB." On July 31, 2001, the closing bid price per Share as reported on the NASDAQ Small Cap Market was $13.70 per share. Stockholders are urged to obtain current market quotations for the Shares.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AT TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT AT LEAST ONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 11.


            The Date of this Offer to Purchase is August 13, 2001.

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                           SUMMARY TERM SHEET

     This term sheet is provided for your convenience. Please refer to the full text of this Offer to Purchase for more specific details.

WHO IS OFFERING TO BUY MY SECURITIES?

     NASB Financial, Inc. ("NASB") See Section 9 for more detailed information.

WHAT IS THE CLASS AND AMOUNT OF SECURITIES SOUGHT IN THE OFFER?

     NASB is offering to purchase 400,000 shares of our common stock, or any lesser number of shares that stockholders properly tender in the Offer. If more than 400,000 Shares are tendered, all Shares tendered will be purchased on a pro rata basis, except for "odd lots" which will be purchased on a priority basis. See Section 1 for a more detailed discussion of the Offer.

HOW MUCH IS NASB OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT?

     NASB is offering to purchase the Shares for a purchase price of $15.00 per Share.

     Stockholders whose shares are purchased in the Offer will be paid the purchase price, in cash, as soon as practicable after the expiration of the Offer period. Under no circumstances will NASB pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. See Section 1 for a more detailed discussion of the purchase price.

DOES NASB HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. See Section 10 for a discussion of the source and amount of funds for the transaction.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You have until 5:00 P.M. on September 12, 2001. See Section 1 for a more detailed discussion of the expiration of the Offer.

CAN THE OFFER BE EXTENDED, AMENDED OR TERMINATED, AND UNDER WHAT
CIRCUMSTANCES?

     NASB can extend or amend the Offer in its sole discretion. If it extends the Offer, NASB may delay the acceptance of any Shares that have been tendered. See Section 14 for a more detailed discussion of extension and amendment of the Offer.

     NASB can terminate the Offer under certain circumstances. See
Section 6 for a description of the circumstances.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     NASB will issue a press release to the Business Wire News Service.

     NASB may also communicate the extension of the Offer through other means. See Section 14 for a more detailed discussion of the notification procedure.

                                    i

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ARE THERE ANY CONDITIONS TO THE OFFER?

     The Offer is not subject to a condition that a minimum number of Shares are tendered.

     NASB's obligation to accept for payment, purchase or pay for any Shares tendered depends upon a number of conditions, including:

     NASB concluding that its purchase of Shares is not reasonably likely to result in its shares being held of record by fewer than 300 persons or its Shares not being quoted on the NASDAQ.

     No significant decrease in the price of equity securities generally, or any adverse changes in the U.S. stock markets or credit markets, shall have occurred during the Offer.

     No legal action shall have been threatened, or be pending or taken, that might adversely affect the Offer.

     No material change in the business, condition (financial or otherwise), income, operations or prospects of NASB shall have occurred during the Offer.

     The Offer is subject to other conditions. See Section 6 for a more detailed discussion of conditions of the Offer.

HOW DO I TENDER MY SHARES?

     If the Share certificates are registered in your name, you should send the Share certificates together with a properly completed Letter of Transmittal to NASB at the address on the Letter of Transmittal.

     If your Shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a Letter of Transmittal on your behalf.

     Under some conditions, you may need to obtain a signature guarantee or provide other documentation. See Section 3 for a more detailed discussion of the procedure for tendering Shares, including instructions regarding book-entry transfer.

IN WHAT ORDER WILL TENDERED SHARES BE PURCHASED?  WILL TENDERED SHARES
BE PRORATED?

     FIRST, NASB will purchase Shares from all holders of "odd lots" of less than 100 Shares who properly tender all of their Shares; and

     SECOND, after purchasing all Shares from the "odd lot holders," NASB will then purchase Shares from all other stockholders who properly tender Shares, on a pro rata basis.

     Consequently, all of the Shares that you tender in the Offer may not be purchased even if they are tendered.

     See Section 1 for a more detailed discussion of proration.

                                    ii
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UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw Shares previously tendered until 5:00 P.M., Central Time on September 12, 2001. If the Offer is extended beyond that time, you may withdraw your tendered Shares at any time until the expiration of the Offer.

     In addition, if NASB has not yet accepted your Shares for payment, you may withdraw Shares you previously tendered after the expiration of 40 business days from the commencement of the Offer. See Section 4 for a more detailed discussion of withdrawal rights.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You must send a notice containing your name, the number of Shares tendered, the number of Shares you wish to withdraw and the name of the registered holder to NASB and NASB must receive the notice before the time to withdraw Shares has expired.

     If you delivered or otherwise identified the certificates to NASB, you will need to provide the serial numbers on those certificates and your signature on your withdrawal notice must be guaranteed by an eligible institution, which means a bank, broker, dealer or other firm or entity that is a member in good standing of the Securities Transfer Agents Medallion Program.

     If your Shares were to be tendered by book-entry transfer, the notice must identify the relevant account number. See Section 3 for a more detailed discussion of withdrawal procedures.

IS THIS THE FIRST STEP IN A GOING-PRIVATE TRANSACTION?

     No.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     You will increase your percentage ownership interest in NASB.

     You will increase your percentage interest in our future earnings. See Section 8 for a more detailed discussion of the effects of the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     As of July 31, 2001, the closing price per Share of NASB common stock, as reported on the NASDAQ Small Cap Market was $13.70. See
Section 7 for a more detailed discussion of the Share price.

DO NASB INSIDERS OR AFFILIATES HAVE ANY MATERIAL INTEREST IN THE
TRANSACTION?

     NASB has been advised that at least one director intends to tender his Shares in connection with the Offer.

     In any event, the percentage of Shares owned by executive officers and directors of NASB will increase after the Offer has been completed.

     Assuming 400,000 Shares are tendered and purchased by NASB, and the director who intends to tender up to 8,333 Shares tenders all of such shares pursuant to the Offer, our executive officers' and directors' aggregate percentage ownership of our outstanding common stock will increase from 54.3% to

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

56.9%. See Section 11 for a more detailed discussion of the interests of our executive officers and directors.

DOES NASB RECOMMEND THAT I TENDER IN THE OFFER?

     The Board of Directors has approved the Offer, but is not making any recommendation whether stockholders should tender.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     If you have questions about the tender offer, you should contact the Company's Investor Relations Department at (816) 765-2200 or consult your personal broker, dealer or advisor.

                                   iv
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                             TABLE OF CONTENTS

SECTION                                              PAGE

SUMMARY TERM SHEET                                      i
FORWARD-LOOKING STATEMENTS                             vi
IMPORTANT INFORMATION                                  vi
INTRODUCTION                                            1
THE OFFER                                               2
1.  NUMBER OF SHARES; PRORATION                         2
2.  TENDERS BY HOLDERS OF FEWER THAN 100 SHARES         3
3.  PROCEDURES FOR TENDERING SHARES                     3
4.  WITHDRAWAL RIGHTS                                   5
5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE    6
6.  CERTAIN CONDITIONS OF THE OFFER                     6
7.  PRICE RANGE OF SHARES; DIVIDENDS                    8
8.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER  9
9.  CERTAIN INFORMATION CONCERNING THE COMPANY         10
10. SOURCE AND AMOUNT OF FUNDS                         10
11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
    TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES    11
12. CERTAIN FEDERAL INCOME TAX CONSEQUENCES            14
13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS        17
14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS    17
15. FEES AND EXPENSES                                  18
16. ADDITIONAL INFORMATION                             18



THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                    v

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                       FORWARD-LOOKING STATEMENTS

     Any forward-looking statements made in the Offer to Purchase are not entitled to safe-harbor protection under the Securities Litigation Reform Act.

     Forward-looking statements have been made in this Offer to Purchase, including in Section 8, Purpose of the Offer; Certain Effects of the Offer. Such statements are based on beliefs of the Company's management as well as assumptions made by and information currently available to management.

     A wide range of factors could materially affect future developments and performance of the Company, including the following: (i) possible future litigation and governmental proceedings; (ii) the availability of financing and financial resources in the amounts, at the times and on the terms required to support the Company's future business; (iii) the failure to carry out marketing and sales plans; (iv) the failure to successfully integrate acquired business, if any, into the Company without substantial costs, delays or other operational or financial problems; and (v) economic and business conditions, including general economic and business conditions, that are less favorable than expected.

     The foregoing list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                        IMPORTANT INFORMATION

     Any stockholders desiring to tender all or any portion of such stockholders' Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents, and either mail or deliver the stock certificates for such Shares to NASB (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or (ii) request such stockholders' broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholders. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholders desire to tender such Shares.

     TO EFFECT A VALID TENDER OF THEIR SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO NASB AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE LAST PAGE OF THIS OFFER TO PURCHASE.

                                   vi
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                              INTRODUCTION

     NASB Financial, Inc., a Missouri corporation ("NASB" or the
"Company"), invites its stockholders to tender shares of its common stock, par value $0.15 per share (the "Shares"), to the Company at a price of $15.00 per Share, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together, as amended from time to time, constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, purchase 400,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will purchase at the Purchase Price, all Shares validly tendered and not withdrawn on or prior to the Expiration Date (as later defined), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described below. The Purchase Price will be paid in cash, net to seller, without interest thereon, with respect to all Shares purchased. Certificates representing Shares not purchased because of proration will be returned at the Company's expense.

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER
CONDITIONS.  SEE SECTION 6.

     Subject to the conditions of the Offer, if 400,000 or fewer Shares of common stock are validly tendered and not withdrawn prior to the Expiration Date, the Company will purchase all Shares so tendered. If more than 400,000 Shares have been validly tendered and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares first from stockholders who owned beneficially, as of the close of business on August 13, 2001 and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares who properly tender all their Shares, and then on a pro rata basis from all other stockholders who validly tender Shares. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Letter of Transmittal, stock transfer taxes on Shares tendered to the Company. ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See Sections 3 and 12.

     The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender any or all Shares. Each stockholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender. The Company has been advised that one of its directors and executive officers intends to tender Shares pursuant to the Offer. See Section 11.

     The Company is making the Offer because (i) its Board of Directors believes that, given the Company's businesses, assets and prospects, the purchase of the Shares pursuant to the Offer is an attractive investment that will benefit the Company and its remaining stockholders, and (ii) it gives stockholders an opportunity to sell their Shares at a price greater than the prevailing market price of the Shares immediately prior to the announcement of the Offer without the usual costs associated with a market sale. After the Offer is completed, the Company expects to have sufficient cash flow and access to other sources of capital to fund its business, including its growth plans.

     As of close of business on July 31, 2001, there were 8,564,195 Shares outstanding. The 400,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 4.7% of the Shares then outstanding.

     The Shares are listed and principally traded on the NASDAQ Over-the-Counter market under the symbol, "NASB." On July 31, 2001, the closing bid price per Share as reported on the NASDAQ Small Cap Market was $13.70 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                             THE OFFER

1. NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 400,000 Shares or such lesser number of Shares that are validly tendered (and not withdrawn in accordance with Section
4) prior to the Expiration Date (as defined below) at a price of $15.00 per share. The term "Expiration Date" means 5:00 p.m., Central Time, on Wednesday, September 12, 2001, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 13 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right, in its sole discretion, to purchase more than 400,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If the Offer is oversubscribed as described below, Shares tendered prior to the Expiration Date will be eligible for proration, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

     The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment, and the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date. The Company reserves the right, in its sole discretion, to purchase more than 400,000 Shares pursuant to the Offer, but does not currently plan to do so.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     Priority.     Subject to the conditions of the Offer, if 400,000 or
fewer Shares of common stock are duly tendered prior to the Expiration Date, and not withdrawn, the Company will purchase all Shares so tendered. If more than 400,000 Shares have been validly tendered and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

     (a) all Shares validly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of any stockholder who owned beneficially, as of August 13, 2001 and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and who tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lot" in the Letter of Transmittal; and

     (b) after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

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

     If proration of tendered Shares is required, because of the difficulty in determining the number of Shares validly tendered and as a result of the "odd lot" procedure described above, the Company does not expect that it would be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may also be able to obtain such information from their brokers.

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by making a public announcement thereof. See
Section 14. However, there can be no assurance that the Company will exercise it right to extend the Offer.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

     Copies of this Offer to Purchase and the related Letter of Transmittal are being mailed to stockholders of record and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

     All Shares tendered for purchase by persons who beneficially held fewer than 100 Shares of common stock on August 13, 2001, and who properly tendered all their Shares prior to the Expiration Date, will be accepted before proration, if any, of the purchase of other tendered Shares, but only if the Shares so tendered do not exceed the maximum number of Shares to be purchased (See Section 1.) Partial tenders will not qualify for this preference, and it is not available to holders who beneficially own 100 or more Shares on August 13, 2001, or the Expiration Date even if such holders have separate stock certificates for fewer than 100 Shares. Any stockholder wishing to tender all of his or her Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal.

3. PROCEDURE FOR TENDERING SHARES

     To properly tender Shares pursuant to the Offer, certificates for such Shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Company prior to the Expiration Date at the appropriate address set forth in the Letter of Transmittal. Also, either (i) the certificates for the Shares to be tendered must be received by the Company at such address, or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Company).

     Odd Lot holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal in order to qualify for the preferential treatment available to Odd Lot holders as described in Section 2.

     The Company will establish an account with respect to the Shares at Depository Trust Company ("DTC"), referred to herein as the "Book-Transfer Facility," for purposes of the Offer. Any financial institution, broker, or dealer that is a participant in the system of Book-Entry Transfer Facility may make delivery of Shares by causing such transfer of Shares into the Company's account at DTC in accordance with their procedures for book-entry transfer. Although the delivery of Shares may be effected through book-entry transfer, a properly executed Letter of Transmittal or facsimile thereof, or an Agent's message

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(as defined below), together with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Company at its address set forth in this Offer on or prior to the Expiration Date. Delivery of required documents to the Book-Entry Transfer Facility in accordance with its procedures does not constitute delivery to the Company and will not constitute a valid tender of Shares.

     The term "Agents Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Company and forming a part of book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See instructions 1 and 7 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY

     TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST NOTIFY THE COMPANY OF SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. STOCKHOLDERS OTHER THAN `U.S. HOLDERS' (AS DEFINED IN SECTION 12) MAY BE REQUIRED TO SUBMIT A PROPERLY COMPLETED IRS FORM W-8, CERTIFYING NON-UNITED STATES STATUS, IN ORDER TO AVOID BACKUP WITHHOLDING. IN ADDITION, STOCKHOLDERS OTHER THAN `U.S. HOLDERS' (AS DEFINED IN SECTION 12) MAY BE SUBJECT TO A 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER. FOR A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO TENDERING STOCKHOLDERS, SEE SECTION 12. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING SUCH STOCKHOLDER'S QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURES FOR OBTAINING ANY APPLICABLE EXEMPTION.

     It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender Shares for his or her own account unless the person so tendering
(i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and

(ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after the expiration of 40 business days from the commencement of the Tender Offer. If the Company extends the period of time during which the Tender Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Company may retain all shares of common stock tendered, and such Shares may not be withdrawn except as otherwise provided herein, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     To be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Company at the appropriate address set forth in the Letter of Transmittal. Any notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder(s) (if different from that of the person tendering the Shares), the number of Shares tendered, and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Company, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates to be withdrawn and the signature on the notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. If the Shares were tendered by book-entry transfer, the withdrawal notice must also include the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following all the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. Neither the Company nor any other person will be under any obligation to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will accept for payment and pay for (and thereby purchase) Shares validly tendered and not withdrawn prior to the Expiration Date. Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Company of certificate(s) for Shares (or of confirmation of a book-entry transfer of such Shares into the Company's account), a properly completed and duly executed letter of Transmittal or facsimile thereof, and any other required documents.

     The Company will pay for Shares that it has purchased pursuant to the Offer by mailing checks to stockholders who have validly tendered Shares and whose Shares are accepted for purchase (subject to proration). Payment for Shares tendered by book-entry transfer will be paid to stockholders via the Book-Entry Transfer Facility. The Company will act as its own payment agent for Shares tendered pursuant to the Offer. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

     Certificates for any Shares not purchased will be returned (or in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer
Facility) as promptly as practicable without expense to the tendering stockholder.

     Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. However, if payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person, or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

6. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after August 13, 2001, and at or before the expiration of the Offer (except for those events dependent upon receipt of necessary governmental approval) and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred):

(a) the acceptance for payment of Shares by the Company would be reasonably likely to result in (i) Shares being held of record by less than 300 persons, or (ii) the Shares not being quoted on the NASDAQ Small Cap Market; or

(b) there shall have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, agency, authority, or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

(c) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph
(b) above; or

(d) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;
(iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on August 10, 2001; or

(e) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries, taken as a whole; or

(f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares.

     The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the

Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time up to the Expiration Date of the Offer, except for the receipt of necessary governmental approvals which may be asserted at any time prior to payment. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are currently traded on the NASDAQ Over-the-Counter market under the symbol, "NASB." The following table sets forth, for the period indicated, the high and low sales prices of the Company's common stock as reported by the NASDAQ Small Cap Market and the per share dividends declared on common stock for each of those quarters. The following quotations have been adjusted to reflect a four-for-one stock split on March 5, 1999.

                          Stock Prices
                     ---------------------         Dividends
                      High           Low           Per Share
                     ------------------------------------------
Fiscal 1998:
1st Quarter         $14.00        $12.44           $ 0.05
2nd Quarter          17.75         12.52             0.0625
3rd Quarter	      16.50         14.50             0.0625
4th Quarter	      15.31         13.50             0.0625

Fiscal 1999:
1st Quarter          14.50         11.00             0.0625
2nd Quarter          23.13         13.09             0.08
3rd Quarter          14.19         12.75             0.08
4th Quarter          14.63         10.00             0.08

Fiscal 2000:
1st Quarter          12.00         10.06             0.08
2nd Quarter          11.75          9.38             0.10
3rd Quarter          11.38          9.75             0.10
4th Quarter          16.00         11.00             0.10

Fiscal 2001:
1st Quarter          15.00         12.00             0.10
2nd Quarter          13.00         11.88             0.125
3rd Quarter
 (through June 30,
    2001)            15.00         12.13             0.125


     As of July 31, 2001, the closing bid price as reported on the NASDAQ Small Cap Market was $13.70 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

     At its meeting on July 31, 2001, the Board of Directors of the Company, declared a cash dividend on common stock of $0.125 per share, payable on August 31, 2001, to stockholders of record August 10, 2001. Since the Expiration Date will occur after August 31, 2001, holders of record on August 10, 2001, of Shares tendered in the Offer will be entitled to receive such dividend to be paid to stockholders of record as of such date regardless of whether such Shares are tendered pursuant to the Offer.

8. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     Management believes that the purchase of its Shares of common stock is an attractive use of the Company's available capital and could result in an investment return that exceeds the available alternatives. The Company has no current plans to retire the Shares of common stock, but plans to retain the Shares in its treasury stock account as authorized but unissued Shares. Although the Board of Directors has no current plans for the future re-issuance of these shares, they could be used without further stockholder action for purposes including, but not limited to, acquisition opportunities, raising capital for use in the Company's business, or other general corporate purposes. The Company believes that its sources of capital are adequate to complete the repurchase of common stock and to pursue its normal business opportunities.

     The Company has previously purchased Shares of its stock from time to time on the open market. As with previous purchases, the effect of this Offer is to increase the Company's return on equity by reducing the amount of equity outstanding. Based on the current market price of its common stock, the Company believes that purchasing its own common stock is an attractive use of funds. Following the purchase of these Shares, management believes that the Company's remaining sources of funds will be fully adequate to meet its needs in the foreseeable future. Once the purchase of common stock is completed pursuant to the Offer, management expects that the Company's subsidiary, North American Savings Bank, F.S.B., will continue to be classified as "well capitalized" under the definition provided by the Federal Deposit Insurance Corporation Improvement Act of 1991.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, the Company anticipates that there will still be a sufficient number of Shares outstanding and publicly trade following the Offer to ensure continued trading market in the Shares. It is not possible to predict the number of remaining stockholders of record, assuming the maximum number of Shares are tendered without being subject to proration, as that depends on the number of shares tendered by each tendering stockholder.

     Based on the published guidelines of NASDAQ, the Company believes that its purchase of Shares pursuant to the Offer will not cause remaining Shares to be delisted from NASDAQ.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

     Stockholders who do not tender their Shares or who decide to retain a portion of their Shares pursuant to this Offer will retain an equity interest in the Company and will continue to be owners of the Company with all the risks and rewards associated with owning equity securities of the Company. Management believes that stockholders retaining an interest in the Company will not be subject to materially greater risk as a result of a reduction of the capital base. Those who do not accept the Offer will realize a proportionate increase in their relative equity interest in the Company and its assets and future results from operations.

     If fewer than 400,000 Shares are purchased pursuant to this Offer, the Company may or may not purchase the remainder of such Shares on the open market, in privately negotiated transactions, or otherwise. In the future, the Company may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more issuer tender offers, or otherwise. Any such future purchases may be on the same terms, or on terms more or less favorable to stockholders than the terms of this Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of shares by the Company would depend on many factors, including the market price of shares, the Company's business and financial position, and general economic and market conditions.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT AT LEAST ONE DIRECTOR/EXECUTIVE OFFICER INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 11.

9. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company was formed in April 1998 to become a unitary thrift holding company of North American Savings Bank, F.S.B. The Company's principal business is to provide banking services through the Bank. Specifically, the Bank obtains savings and checking deposits from the public, then uses those funds to originate and purchase real estate loans and other loans.

     The Bank operates seven deposit branch locations, eight residential loan origination branch offices, and three residential construction loan origination offices, primarily in the greater Kansas City area.
Customer deposit accounts are insured up to allowable limits by the Savings Association Insurance Fund ("SAIF"), a division of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is regulated by the Office of Thrift Supervision ("OTS") and the FDIC.

     The Company's principal executive offices are located at 12498 South 71 Highway, Grandview, MO 64030. Its primary telephone number is
(816) 765-2200.

     ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; and at its regional officers located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
Such reports, proxy statements and other information concerning the Company can also be inspected at the officers of NASDAQ, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

10. SOURCE AND AMOUNT OF FUNDS

     Assuming that the Company purchases 400,000 Shares pursuant to the Offer at a price of $15.00 per Share, the total amount required by the Company to purchase such Shares will be $6,000,000, exclusive of fees and other expenses. The Company expects to fund the purchase of such Shares from cash on hand. The Company does not have an alternative financing plan.

11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

     As of July 31, 2001, the Company had issued and outstanding 8,564,195 shares of common stock. The 400,000 Shares that the Company is offering to purchase represent approximately 4.7% of the outstanding Shares. As of July 31, 2001, the Company's directors and executive officers as a group (13 persons) beneficially owned an aggregate of 4,657,458 Shares (including any options to purchase Shares from the Company in accordance with the Company's incentive stock option plan) representing approximately 54.4% of the outstanding Shares.

     Directors and Executive Officers of the Company may participate in the Offer on the same basis as the Company's other stockholders. The Company has been advised that at least one Director/Executive Officer intends to tender Shares pursuant to the Offer. The table below identifies the Director/Executive Officer of the Company that intends to tender Shares and sets forth the number of Shares he expects to tender.


    Name/Title                           Shares to be
                                           Tendered
    -------------------------------------------------------
    James A. Watson
    Director and Vice President              8,333


     The number of Shares which the directors and executive officers have indicated an intention to tender is based upon their present intention. Other than with respect to the Shares to be sold by Mr. Watson, the Company has been advised that no other executive officer or director presently intends to tender Shares. Assuming 400,000 Shares are tendered and purchased by NASB, and the director and executive officer who intends to tender up to 8,333 Shares tenders all of such shares pursuant to the Offer, our executive officers' and directors' aggregate percentage ownership of our outstanding common stock will increase from 54.4% to 56.9%. See Section 11 for a more detailed discussion of the interests of our executive officers and directors.

     The following table sets forth information concerning transactions in the Company's common stock executed by the Company, its subsidiary, directors, or executive officers, which occurred within the 60 business days prior to the date of this Offer.



Name of Person            Transaction    Number    Price per    Description of
                             Date      of Shares     Share        Transaction
----------------------------------------------------------------------------------
Frederick V. Arbanas       7/12/2001       400      $ 13.00       Purchase - Open market
                           7/17/2001       450        13.00       Purchase - Open market





     Other than these transactions, neither the Company, nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of the foregoing, had any transactions involving the Shares during the 60 business days prior to the date of the Offer.

     Except for outstanding options to purchase Shares granted to certain of the Company's employees, (including executive officers) and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers or any of the executive officers or directors of the Company's affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of the Company's securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or other option arrangements, puts or calls, guaranties of loan, guaranties against loss or the giving or withholding of any proxies, consents or authorizations).

     The following table identifies each executive officer and director of the Company and sets forth the number of Shares owned directly and indirectly (including any options to purchase Shares from the Company in accordance with the Company's incentive stock option plan) and the percent of Shares owned to the total number of Shares outstanding as of July 31, 2001. Subject to the terms of the Offer, all or a portion of such Shares could be tendered.




                                                                                   % of
                                                Shares       Stock                 Total
                                                Owned       Options      Total    Outstanding
                                             ---------------------------------------------------
Directors
---------
David H. Hancock; Board Chairman               4,054,733         -- (2)4,054,733    47.35%
Walter W. Pinnell; Director, President           141,648         --      141,648     1.65%
James A. Watson; Director, Vice President         23,500      4,000       27,500     0.32%
Frederick V. Arbanas; Director                     9,518         --        9,518     0.11%
Barrett Brady; Director                            8,400         --        8,400     0.10%
Linda S. Hancock; Director                       272,068         -- (3)  272,068     3.18%
W. Russell Welsh; Director                        16,600         --       16,600     0.19%

Executive Officers
------------------
Keith B. Cox; Vice President and Treasurer        27,524      4,000       31,524     0.37%
Rhonda Nyhus; Vice President and Secretary            --         --           --       --%
Brad Lee; Vice President                           1,000     12,000       13,000     0.15%
John M. Nesselrode; Vice President                21,932      4,000       25,932     0.30%
Joe O'Flaherty;  Vice President                    2,535     14,000       16,535     0.19%
Bruce Thielen;  Vice President                    20,000     20,000       40,000     0.47%
                                             ---------------------------------------------------
            Total ownership by Directors and
                   Executive Officers	       4,599,458     58,000    4,657,458	    54.38%
                                             ==================================================


--------------------------
(1) These are options to purchase Shares from the Company in accordance with the Company's incentive stock option plan.

(2) Excludes shares owned by Linda S. Hancock, who is the spouse of David H. Hancock. David H. Hancock disclaims beneficial ownership of shares owned by Linda S. Hancock and this report shall not be deemed an admission that he is the beneficial owner of such securities for purposes of Section 16 of the Exchange Act or for any other purposes.

(3) Excludes shares owned by David H. Hancock, who is the spouse of Linda S. Hancock. Linda S. Hancock disclaims beneficial ownership of shares owned by David H. Hancock and this report shall not be deemed an admission that she is the beneficial owner of such securities for purposes of Section 16 of the Exchange Act or for any other purposes.
--------------------------

     The Company may in the future purchase Shares in the open market, in private transactions, through other issuer tender offers, or otherwise. However, Rule 13e-4 under the Exchange Act prohibits the Company from making any purchases of Shares until ten business days after the Expiration Date, other than pursuant to the Offer. Thereafter, any purchases of Shares that the Company may choose to make may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. Any future purchases of Shares by the Company will depend on various factors, including but limited to the market price of Shares, the results of the Offer, the Company's business and financial condition, and general economic and market conditions.

12. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Scope of Discussion - The following summary describes the material United States federal income tax consequences relating to the Offer.
The summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations promulgated thereunder, published administrative rulings and pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be applied on a retroactive, as well as prospective, basis. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax consequences of participating, or declining to participate, in the Offer and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

     The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to stockholders in light of their personal circumstances, or to certain types of stockholders including but not limited to certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, foreign persons, or stockholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. Additional or alternative tax consequences may apply with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options that were subject to forfeiture restrictions). In particular, the discussion of the tax consequences of an exchange of Shares for cash pursuant to the Offer applies only to a U.S. Holder. For purposes of this summary, a `U.S. Holder' is a holder of Shares that (i) is a citizen or resident of the United States, including persons deemed to be residents of the United States for federal income tax purposes (ii) a corporation, partnership, limited liability company, or other entity created or organized in or under the laws of the United States, any state, or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have authority to control all of the substantial decisions of the trust.
This summary also does not address the state, local, or foreign tax consequences of participating, or declining to participate in the Offer.

     EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH REGARD TO PARTICIPATING IN THE OFFER AND THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO SUCH STOCKHOLDER'S PARTICULAR
SITUATION.

Consequences to U.S. Holders Participating in the Offer

     Generally - An exchange of Shares by a U.S. Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, a U.S. Holder will, depending upon such U.S. Holder's particular circumstances, be treated either (i) as having sold such U.S. Holder's Shares or (ii) as having received a dividend distribution from the Company, with the tax consequences described below.

     Under Section 302 of the Code, a sale of Shares by a U.S. Holder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a dividend by the Company with respect to the Shares held by the tendering stockholder) if the exchange (i) is "substantially disproportionate" with respect to such U.S. Holder, (ii) results in a "complete redemption" of all the Shares owned by the U.S. Holder, or
(iii) is "not essentially equivalent

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to a dividend" with respect to the U.S. Holder (each as described below). In applying these three tests, the constructive ownership rules of section 318 of the Code apply. Pursuant to these rules, in addition to Shares actually owned by a U.S. Holder, such U.S. Holder will be deemed to constructively own Shares actually or constructively owned by certain related entities and individuals. For the purpose of these rules a holder of Options to acquire Shares is deemed to constructively own those Shares even if the Option is not exercised.

     If a U.S. Holder, or a person related to such U.S. Holder, sells (or buys) Shares other than pursuant to the Offer at or about the time such U.S. Holder exchanges Shares pursuant to the Offer, and the various sales effected by the U.S. Holder are part of an overall plan to maintain, increase, reduce or terminate such U.S. Holder's proportionate interest in the Company, such transactions may, for U.S. federal income tax purposes, be integrated with the U.S. Holder's exchange of Shares pursuant to the Offer.

     Consequences of Satisfying any of the Section 302 Tests - If any of the three tests described below under section 302 of the Code is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer and the U.S. Holder's tax basis in the Shares exchanged pursuant to the Offer. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if, prior to an exchange pursuant to the Offer, the U.S. Holder's holding period in the exchanged Shares exceeds one year. In the case of a U.S. Holder that is an individual, any such long term capital gain will be taxed at a 20% maximum rate. A U.S. Holder's ability to deduct capital losses from ordinary income is limited.

     Consequences of Failing to Satisfy any of the Section 302 Tests - If none of the three tests described below under section 302 of the Code is satisfied, the entire amount of cash received by such U.S. Holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend, and will be includible in such U.S. Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged pursuant to the Offer. No loss will be recognized and the tendering U.S. Holder's basis in such U.S. Holder's remaining Shares, if any, will be increased by such U.S. Holder's basis in Shares exchanged by such U.S. Holder pursuant to the Offer. To the extent that cash received in an exchange pursuant to this Offer is treated as a dividend to a corporate U.S. Holder, such U.S. Holder may be eligible to claim a dividends received deduction, subject to applicable limitations including the `extraordinary dividend' provisions of the Code. To the extent, if any, that the cash received by a U.S. Holder exceeds the Company's current and accumulated earnings and profits, it will first be treated as a tax-free return of such U.S. Holder's basis in the exchanged Shares, and thereafter as capital gain.

     The Company can not predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by the Company. Thus, proration may affect whether an exchange by a U.S. Holder pursuant to the Offer will meet any of the three tests under
Section 302 of the Code.

     Section 302 Tests.

(1) Substantially Disproportionate Test - A U.S. Holder will satisfy the `substantially disproportionate' test if such U.S. Holder's percentage interest in the Company (i.e., the number of Shares actually and constructively owned by such U.S. Holder divided by the number of

Shares outstanding) after the exchange is less than 80% of such U.S. Holder's percentage interest in the Company prior to the exchange. Because satisfaction of the "substantially disproportionate" test may depend upon the extent to which holders of Shares participate in the Offer and, except as provided herein, the Company can not predict the extent which holders of Shares will participate in the Offer, holders of Shares should consult own their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

(2) Complete Redemption Test - A U.S. Holder will satisfy the `complete redemption' test if (i) all Shares actually and constructively owned by the U.S. Holder are exchanged pursuant to the Offer such that the U.S. Holder retains no equity interest in the Company, or (ii) all of the Shares actually owned by the U.S. Holder are sold pursuant to the Offer such that the U.S. Holder retains no equity interest in the Company and, with respect to Shares constructively owned by the U.S. Holder which are not exchanged pursuant to the Offer, such U.S. Holder is eligible to waive (and effectively waives) constructive ownership of all such Shares (or other equity interest in the Company) under procedures described in Section 302(c) of the Code.

(3) Not Essentially Equivalent to a Dividend Test - Even if a U.S. Holder fails to satisfy either the `substantially disproportionate' test or the `complete redemption' test, a U.S. Holder may nevertheless satisfy the "not essentially equivalent to a dividend" test, if the U.S. Holder's exchange of Shares pursuant to the Offer results in a "meaningful reduction" in such U.S. Holder's interest in the Company. Whether the receipt of cash by a U.S. Holder will be "not essentially equivalent to a dividend" will depend upon the U.S. Holder's specific facts and circumstances. However, with regard to holders of shares in publicly traded corporations, the IRS has indicated in published rulings that even a small reduction in the proportionate interest of a stockholder whose relative stock interest in the publicly traded corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a `meaningful reduction'. Because a U.S. Holder's satisfaction of the `not essentially equivalent to a dividend' test may depend upon the extent to which other holders of Shares participate in the Offer and, except as provided herein, the Company can not predict the extent which other holders of Shares will participate in the Offer, holders of Shares should consult own their tax advisors with respect to the application of `not essentially equivalent to a dividend' test to their particular situation.

     Additional Tax Considerations - U.S. Holders should consult their
own tax advisors as to   obligations, if any, to make estimated tax
payments as a result of the recognition of any capital gain (or the receipt of any ordinary income) caused by the exchange of Shares pursuant to the Offer.

     Consequences to U.S. Holders Who Do Not Participate in the Offer - U.S. Holders whose Shares are not exchanged pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

     Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a holder or other payee pursuant to the Offer must be withheld by the Depository and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depository and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including among others all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such an individual must submit a completed IRS Form W-8 which is signed by the individual under penalties of perjury, attesting to the individual's exempt status. See Section 3 with respect to the application of the United States federal income tax backup withholding. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial owner subject to the withholding.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See
Section 6.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by making a public announcement thereof. There can be no assurance, however, that the Company will exercise it right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not previously accepted for payment or, subject to rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof, by making a public announcement of such termination and (ii) at any time, or from time to time, to amend the Offer in any respect. Amendments to the Offer may be affected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any extension, termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Business Wire news service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which shall be issued no later than 10:00 a.m., Central Time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such material change is first published, sent or given. The Offer will continue to be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or (b) increase (except for an increase not exceeding 2% of the outstanding Shares) or decrease the number of Shares it seeks.

15. FEES AND EXPENSES

     The Company will not pay any fees or commissions to any broker, dealer, or other person for soliciting tender of Shares pursuant to the Offer. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers.

16. ADDITIONAL INFORMATION

     The Company will act as its own information agent in connection with the Offer. The Company may contact stockholders by mail, telephone, facsimile, or other electronic means and may request brokers, dealers, and other nominee stockholders to forward materials and information concerning the Offer to the beneficial owners.

     The Company has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission, which includes certain additional information relating to the Offer. Such statement and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

     This Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY
REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                         NASB FINANCIAL, INC.

                           August 13, 2001

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholders or such stockholders' broker, dealer, commercial bank, trust company or other nominee to the Company at its address set forth below:

                 By Mail, Overnight, or Hand Delivery:
                        NASB Financial, Inc.
                      12498 South 71 Highway
                     Grandview, Missouri 64030
                  Attn: Investor Relations Department

              By Facsimile Transmission: (816) 316-4504
   Confirm by Telephone - Investor Relations Department: (816) 765-2200

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